The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
November 11, 2005	Crystal B. Leiderman

Director, Investor Relations
800-847-5322
Jim Drewitz, Investor Relations
972-355-6070

THE ALLIED DEFENSE GROUP ANNOUNCES DELAY OF THIRD QUARTER AND NINE MONTHS 2005 FINANCIAL RESULTS;
RESTATEMENT RELATING TO HEDGE ACCOUNTING

ADG Provides Estimates of Third Quarter 2005 and Full-year 2005 Financial Results

VIENNA, Virginia, November 11, 2005 – The Allied Defense Group, Inc. (AMEX: ADG) announces it will delay filing its Form 10-Q for the period ending September 30, 2005 and will restate its financial results for the periods ending March 30, 2005, and June 30, 2005 .

At present, the Company expects to be able to file the Form 10-Q for the third quarter of 2005 on or about November 14, 2005, and will subsequently file the Form 10-Q/A for the first and second quarters of 2005 shortly thereafter. The Company’s previously issued 2005 quarterly financial statements should no longer be relied upon until restatements thereof are filed with the Securities and Exchange Commission.

The Company, in consultation with the Company’s audit committee, determined that it had not met the documentation requirements needed to apply hedge accounting to certain foreign currency exchange (FX) contracts entered into during the first and second quarters of 2005. These revisions relate to a previously disclosed material weakness in internal controls surrounding accounting for derivatives. The Company has revised its documentation templates and processes and believes it will be compliant with FAS 133 requirements on an ongoing basis as of the third quarter of 2005. The Company also believes the hedges in question have been and remain economically effective.

The Company recently announced the appointment of BDO Seidman, LLP (BDO) as the Company’s independent auditor for the year ending December 31, 2005. BDO’s engagement commenced October 27, 2005. The Company had previously reported the resignation of its former auditor, Grant Thornton, LLP, who was its auditor of record through the second quarter of 2005.

Discussion of Results for Third Quarter and Nine Months Ended September 30, 2005 - The following discussion refers solely to the restated financial results of the Company.

Third Quarter Results - For the three months ended September 30, 2005, Allied reported a net loss of $4.3 million, or $0.74 per fully diluted share, on revenues of $23.5 million. This compares to a net loss of $0.6 million, or $0.10 per fully diluted share, on revenues of $34.9 million, for the same period in 2004.

Nine Months Results - For the nine months ended September 30, 2005, Allied reported a net loss of $10.8 million, or $1.90 per fully diluted share, on revenues of $62.8 million. This compares to net earnings of $1.0 million, or $0.17 per fully diluted share, on revenues of $107.1 million for the same period in 2004.

Revenue — Revenue for the nine months ended September 30, 2005 decreased from the same period in 2004 primarily as a result of the approximately $130 million Foreign Military Sales (FMS) contract which was completed during the first quarter of 2005. The 2004 period benefited by substantial work under the FMS contract. In addition, there were delays in receiving certain ammunition and electronic security contracts that were expected to be received earlier in the year. Revenue for MECAR was impacted by two significant contracts, amounting to approximately $35 million in YTD revenue. Those contracts have not yet been awarded this year and may be consummated in the fourth quarter of 2005 or early in 2006.

NS Microwave experienced unexpected contract delays as a result of several factors. First, anticipated contracts from customers within the Department of Homeland Security (DHS) were delayed as a result of funds being diverted to Hurricane Katrina relief and recovery. With the government operating on a “continuing resolution,” those delays are expected to continue into at least the first half of 2006. Also, pending changes to the allocation of spectrum for federal law enforcement agencies has led to a slow down in orders from these traditional customers, as the customers delay their modernization plans while awaiting a final FCC ruling. Additionally, a substantial follow-on order expected to be awarded in 2005 from the Department of Defense has since been delayed as a result of a change in the contracting agency. NS Microwave still anticipates receiving these orders in the fourth quarter of 2005 or early in 2006.

While delays in major contract awards have adversely impacted the Company’s performance in 2005, they are expected to have the opposite effect in 2006. In addition, the Company expects several other opportunities to enhance sales for 2006. Titan Dynamics Systems was awarded a $66 million firm-fixed price, indefinite delivery/indefinite quantity (IDIQ) contract with a potential value of $500 million over the next five to eight years. Sales under that contract should pick up in 2006. MECAR USA, Allied’s newest subsidiary, began producing munitions in the third quarter of 2005 and is expected to grow substantially in 2006. Additionally, sales of SeaSpace Corporation’s new antenna product line, which became available for sale late in the second quarter of 2005, are on plan and should continue to grow in 2006. SeaSpace’s revenue increased for the quarter ended September 30, 2005 over the same period in 2004 as a result of sales from the new antenna product line.

SG&A/R&D – SG&A/R&D expenses for the nine months ended September 30, 2005 increased 16% compared to the corresponding period a year ago. The increase is a result of higher costs at the VSK Group, NS Microwave, Titan Dynamics, and Corporate for expenses associated with administrative, marketing, and business development personnel, as well as higher accounting and related costs for the restatement of the 2004 Form 10-K, the March 2005 10-Q, and for continuing Sarbanes Oxley compliance work. R&D expenses declined over the period due to lower research and product development being conducted at SeaSpace and Titan.

Earnings Per Share – Diluted earnings per share for the nine months ended September 30, 2005 was a loss of $1.90 per fully diluted share, compared to net earnings of $0.17 per fully diluted share for the same period in 2004. The loss in 2005 resulted primarily from the decline in revenues.

Backlog — Backlog as of September 30, 2005 increased 31% to $101.0 million, compared to $77.3 million as of December 31, 2004. The September 30, 2005 and December 31, 2004 amounts include an unfunded portion of approximately $8.2 million and $9.4 million, respectively, from a U.S. government agency that awarded NS Microwave a multi-year IDIQ contract in 2003. This backlog excludes the value of the ammunition and electronic security contracts that may be consummated in the fourth quarter of 2005 or early in 2006.

A reconciliation of the estimated results to the pro-forma results can be found at the end of this release. Pro forma numbers are included below for comparative purposes to help investors better understand the Company’s performance as compared to past and future periods, in which FX contracts were and likely will be accounted for as hedges.

The financial results for those periods are summarized in the tables below:

The Allied Defense Group, Inc.
(All amounts in thousands of U.S. Dollars except share data)

Income Statement	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Restated				Restated

Revenue	$23,476	$34,926	$62,796	$107,086

Cost of Sales	(20,277)	(26,982)	(50,952)	(79,395)

Gross Margin	$3,199	$7,944	$11,844	$27,691

	13.6%	22.7%	18.9%	25.6%

SG&A/R&D	8,559	8,040	27,561	23,766

Operating Income/(Loss)	$(5,360)	$(96)	$(15,717)	$3,925

	-22.8%	-0.3%	-25.0%	3.7%

Other Income/(Expense)	$(116)	$(1,051)	$(444)	$(2,289)

Tax Expense/(Benefit)	(1,184)	(580)	(5,388)	601

Net Income/(Loss)	$(4,292)	$(567)	$(10,773)	$1,035

	-18.2%	-1.6%	-17.2%	1.0%

Weighted Shares

Basic	5,780,911	5,565,871	5,674,740	5,557,623

Fully Diluted	5,780,911	5,565,871	5,674,740	6,009,857

Earnings/(Loss) Per Share

Basic	$(0.74)	$(0.10)	$(1.90)	$0.19

Fully Diluted	$(0.74)	$(0.10)	$(1.90)	$0.17

2005 Full Year Estimate – Primarily due to delays in the receipt of expected contracts, Allied Defense is updating and reducing its guidance for 2005 full year earnings. Allied Defense expects a profitable fourth quarter, but whether the profits will be enough to offset the first nine months loss is largely dependent upon whether the delayed MECAR and NS Microwave contracts are received in the fourth quarter, or whether they slip into 2006. As a result, Allied Defense currently is issuing updated guidance, stating it estimates earnings per fully diluted share in the range of $(0.60) — $0.80 for full-year 2005. This full-year guidance does not reflect the impact of the Company’s change from hedge to derivative accounting. The Company is assessing the full-year impact of the change and will release additional guidance.

Major General (Ret.) John J. Marcello, Chief Executive Officer and President of The Allied Defense Group said, “As for the restatement, the proper documentation of derivative activities is particularly difficult. I note that a number of other public companies are experiencing similar challenges. I am pleased that our new financial team has found and corrected the problem. Though our new CFO and our new auditor have been with the Company a short time, they have already demonstrated pointed expertise to the Company’s benefit.

“While I am disappointed by these results, they are in no way indicative of our future performance. The issue here is a matter of timing, as we often face in our business. Allied has continued to diversify its product and customer bases over the last few years, especially in 2005, but MECAR still accounts for a majority of our revenue and profit. As such, we are still subject to risks largely beyond our control associated with that business, including delays in receiving contracts. It is entirely possible the pending contracts may be signed in 2005, in which case we should report earnings on the high side of the guidance range. However, if the signing of these anticipated contracts is delayed until after December 31, they will instead benefit our 2006 results. Our core business remains healthy and our over $100 million backlog is an indication of that fact.

“This is an unfortunate situation which we must address and there are a number of significant activities ongoing within ADG to do just that. ADG has taken a number of noteworthy actions to accelerate meaningful growth and to diversify revenue and profit. In fact, we are changing the way we do business:

1)	We are re-orienting to focus on our two core competencies, munitions/weapons effects and electronic security, and will look critically at the rest.

a.	We have consolidated operations at MECAR USA and Titan under a unified management team to create and leverage operational efficiencies between U.S. and Belgium operations. Now that MECAR USA is up and running, we have opened a new realm of opportunities. In fact, even MECAR S.A.’s center of gravity is shifting with increased emphasis on meeting U.S. defense requirements.

b.	We are combining the offerings of The VSK Group, Control Monitor Systems (CMS), and NS Microwave into a Global Security Group to provide an all-encompassing security solution not in existence today. Additionally, we are positioned to launch VSK products into the U.S. market starting in 2006.

2)	We have extended our planning horizon to provide vision and shape the future for our continued success.

3)	We have established a corporate business development entity to create and coordinate additional opportunities in all business segments.

4)	We have brought on BDO Seidman, LLP as our new auditor and have made investments to upgrade our financial staff and systems at corporate and in the field. These investments will continue into the first half of 2006 to create a world class team.

5)	We have dedicated additional resources to find accretive, complementary acquisitions within our component competencies that can compliment the significant organic growth capabilities already in place.

“I am confident those who are with us for the long haul will do very well, as our history indicates. The above actions are the building blocks for ADG’s success and I am confident we will see those actions pay off in 2006,” concluded Major General (Ret.) Marcello.

Reconciliation between Actual and Pro-Forma Results

	Three Months Ended
Income Statement	September 30,
	2005	Derivative	2005
Pro-Forma		Accounting (1)	Actual

Revenue	$22,837	$639	$23,476

Cost of Sales	(20,277)		(20,277)

Gross Margin	$2,560	$639	$3,199

	11.2%		13.6%

SG&A/R&D	8,559		8,559

Operating Income/(Loss)	$(5,999)	$639	$(5,360)

	-26.3%		-22.8%

Other Income/(Expense)	$(116)		$(116)

Tax Expense/(Benefit)	(1,570)	386	(1,184)

Net Income/(Loss)	$(4,545)	$253	$(4,292)

	-19.9%		-18.2%

Weighted Shares

Basic	5,780,911	5,780,911	5,780,911

Fully Diluted	5,780,911	5,780,911	5,780,911

Earnings/(Loss) Per Share

Basic	$(0.79)	$0.05	$(0.74)

Fully Diluted	$(0.79)	$0.05	$(0.74)

(1) Impact of changing from hedge to non-hedge accounting

Reconciliation between Actual and Pro-Forma Results

	Nine Months Ended
Income Statement	September 30,
	2005	Derivative	2005
Pro-Forma		Accounting (1)	Actual

Revenue	$64,994	$(2,198)	$62,796

Cost of Sales	(50,952)		(50,952)

Gross Margin	$14,042	$(2,198)	$11,844

	21.6%		18.9%

SG&A/R&D	27,561		27,561

Operating Income/(Loss)	$(13,519)	$(2,198)	$(15,717)

	-20.8%		-25.0%

Other Income/(Expense)	$(444)		$(444)

Tax Expense/(Benefit)	(4,653)	(735)	(5,388)

Net Income/(Loss)	$(9,310)	$(1,463)	$(10,773)

	-14.3%		-17.2%

Weighted Shares

Basic	5,674,740	5,674,740	5,674,740

Fully Diluted	5,674,740	5,674,740	5,674,740

Earnings/(Loss) Per Share

Basic	$(1.64)	$(0.26)	$(1.90)

Fully Diluted	$(1.64)	$(0.26)	$(1.90)

(1) Impact of changing from hedge to non-hedge accounting

About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.